Exhibit 99.1

JAKKS Pacific® Reports Improved Third Quarter Results for 2014

Company Increases 2014 Financial Guidance

MALIBU, Calif.--(BUSINESS WIRE)--October 23, 2014--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s third quarter ended September 30, 2014.

Net sales for the third quarter of 2014 increased to $349.4 million, up 12% from net sales of $310.9 million reported in the comparable period in 2013. Reported net income for the third quarter increased 16% to $44.1 million, or $1.03 per diluted share. This compares to reported net income for 2013 of $36.6 million, or $1.11 per diluted share.

Net sales for the nine months ending September 30, 2014 increased 12% to $556.0 million compared to $495.2 million in 2013. Reported net income for the nine month period was $18.7 million, or $0.61 per diluted share. This compares to a net loss for the first nine months of 2013 of $37.8 million, or $1.73 per diluted share.

Stephen Berman, President and CEO, JAKKS Pacific, Inc., stated, “We are extremely pleased with our better than expected sales in the third quarter. Strong sales, particularly of our new Frozen Snow Glow Elsa doll and Light Up Musical dresses, contributed to our improved third quarter results. We are also pleased with the great performance of our Disguise Halloween offerings, Nintendo plush and figure products, and licensed large scale figures such as Star Wars, to name just a few.

“We are experiencing very positive consumer reaction to many of our products at retail, a wide variety of which were included on retailer holiday hot toy lists including Toys ‘R’ Us, Walmart, Target, Kmart, and Amazon, among others; toy industry experts’ top toy lists including Time to Play and Toy Insider; and consumer parenting media such as PARENTS and Family Fun magazines – all have touted our products as the anticipated 'must haves' for the holidays.

“This quarter has been a most gratifying one for our company, and demonstrated our core competency of creating and manufacturing great products and quickly shipping to market to meet rising consumer demand. Our goal is to maintain this momentum with a broad array of innovative products and a continued focus on improving year-to-year profitability. Our sales teams have done a stellar job growing our business in the third quarter. We have grown our offerings in alternative distribution channels such as QVC and Kohl’s, and expanded into new retailers such as Justice and GameStop – our products are everywhere that consumers shop. Our International business continues to grow as well, posting sharp year over year growth in the third quarter, led by Frozen toddler dolls, Disney Princess toddler dolls, Nintendo plush and figures, Star Wars figures and Slugterra toys. We continue to expand and grow in international markets including the UK, Europe, Middle East, Mexico, Latin America and Asia.

“To stay relevant in our changing industry landscape and ahead of evolving play patterns, we continue to launch new products in our DreamPlay portfolio and update our existing apps with fun new games and in-app purchases. New roll-outs in our DreamPlay line of technology-driven toys in the third quarter include the launch of our Max Tow Truck app and new updates to our miWorld app. We anticipate these apps and toys will be popular with children this holiday season by providing a unique interactive play experience that combines great physical toys with DreamPlay iD technology and enhanced augmented reality content brought to life on smart phones and tablet devices.

Berman concluded, “We recently completed our Fall Toy Preview meetings and are pleased with the enthusiastic response from retailers, licensors and other industry partners to our 2015 product line-up, which will feature more of the biggest licenses in children’s entertainment as well as unique, innovative products. We look forward to returning JAKKS to profitability as we wrap up a successful 2014 and look forward to a promising year in 2015.”

2014 Guidance

The Company currently expects increased net sales for the full year of 2014 to be in the range of $750 million to $760 million, an increase from its previously issued guidance of net sales in the range of $660 million to $670 million, with earnings guidance now in the range of $0.64 to $0.67 per diluted share. The Company’s previous reported earnings guidance was in the range of $0.20 to $0.30 per diluted share. Excluding the second quarter restructuring charge of $1.2 million, EBITDA is now expected to be in the range of $51 million to $53 million, an increase from the previous EBITDA guidance in the range of $43 million to $45 million.

Working Capital

As of September 30, 2014, the Company’s working capital was $246.9 million, including cash and equivalents and marketable securities of $88.8 million, compared to working capital of $195.2 million including cash and equivalents and marketable securities of $51.7 million as of September 30, 2013.

Conference Call

JAKKS Pacific will webcast its third quarter earnings conference call today, October 23, 2014, at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:30 a.m. ET on October 23 through November 21, 2014. The playback can be accessed by calling (888) 843-7419, or (630) 652-3042 for international callers, pass code “38251775”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets®, Plug It In & Play TV Games™, miWorld™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, DC Comics®, Saban’s Power Rangers® and Cabbage Patch Kids®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD recognition technology. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2014 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2014	2013
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$88,617	$117,071
Marketable securities	220	220
Accounts receivable, net	304,338	101,223
Inventory, net	87,787	46,784
Income taxes receivable	24,008	24,008
Deferred income taxes	3,953	3,953
Prepaid expenses and other current assets	27,187	27,673
Total current assets	536,110	320,932

Property and equipment	105,372	97,325
Less accumulated depreciation and amortization	94,820	86,229
Property and equipment, net	10,552	11,096

Goodwill	44,776	44,876
Trademarks & other assets, net	63,825	65,922
Investment in joint venture	-	18
Investment in DreamPlay LLC	7,000	7,000
Total assets	$662,263	$449,844

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$195,989	$94,361
Reserve for sales returns and allowances	28,878	31,374
Income taxes payable	25,430	20,762
Current portion of long term debt	38,905	38,098
Total current liabilities	289,202	184,595

Long term debt, net of current portion	215,000	100,000
Other liabilities	7,249	7,021
Income taxes payable	2,725	2,597
Deferred tax liability	6,946	6,946
Total liabilities	521,122	301,159

Stockholders' equity:
Common stock, $.001 par value	23	23
Additional paid-in capital	177,662	200,665
Accumulated deficit	(29,443)	(48,154)
Accumulated other comprehensive loss	(7,101)	(3,849)
Total stockholders' equity	141,141	148,685
Total liabilities and stockholders' equity	$662,263	$449,844

Working Capital	$246,908	$136,337

JAKKS Pacific, Inc. and Subsidiaries
Third Quarter Earnings Announcement, 2014
Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$349,362	$310,894	$556,044	$495,195
Less cost of sales
Cost of goods	199,696	179,218	318,189	299,751
Royalty expense	49,704	35,822	73,535	70,398
Amortization of tools and molds	5,225	4,459	8,210	8,034
Cost of sales	254,625	219,499	399,934	378,183
Gross profit	94,737	91,395	156,110	117,012
Direct selling expenses	18,359	13,015	35,422	30,487
Selling, general and administrative expenses	29,158	33,873	87,540	106,137
Restructuring charges	-	-	1,154	-
Depreciation and amortization	3,408	4,854	7,925	8,868
Income (loss) from operations	43,812	39,653	24,069	(28,480)
Other income (expense):
Equity in net income (loss) of joint venture	-	(572)	314	(2,024)
Other income (expense)	5,932	-	5,932
Interest income	32	92	89	301
Interest expense	(3,969)	(2,298)	(9,158)	(7,202)
Income (loss) before provision for income taxes	45,807	36,875	21,246	(37,405)
Provision for income taxes	1,738	278	2,535	433
Net income (loss)	$44,069	$36,597	$18,711	$(37,838)
Diluted earnings (loss) per share	$1.03	$1.11	$0.61	$(1.73)
Shares used in per share calculations	45,010	34,283	39,841	21,921

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, (310) 455-6210
Anne-Marie Grill, (310) 455-6245